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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2016 (September 2, 2016 as to Note 2(z) and Note 29), relating to the consolidated financial statements and financial statement schedule of Shire plc and subsidiaries, and the effectiveness of Shire plc and subsidiaries' internal control over financial reporting, appearing in the Current Report on Form 8-K of Shire plc dated September 2, 2016, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

September 2, 2016

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  Exhibit 23.1